FOR IMMEDIATE RELEASE

CONTACT: Walter E. Daller Jr., President and CEO

PHONE: 215-256-8851 ext. 1201

EARNINGS UP 12.9%

AT HARLEYSVILLE NATIONAL CORPORATION

HARLEYSVILLE, PA (July 12, 2001)- Harleysville National Corporation (HNC) (NASDAQ:HNBC), today announced record second quarter 2001 earnings of $7,121,000, a 12.9% increase over second quarter 2000 earnings of $6,307,000. Net income for the first six months of 2001 was $13,652,000, a 10.5% increase over the $12,352,000 for the comparable period in 2000. The company's consolidated total assets were $2,055,225,000 at June 30, 2001, 10.9% above the June 30, 2000, level of $1,853,030,000.

For the quarter ending June 30, 2001, basic earnings per share of $.78 were 14.7% higher than the $.68 earned during the second quarter of 2000, and diluted earnings per share at $.76 were up 11.8% from $.68 in the second quarter of 2000. For the first six months of 2001, basic earnings per share of $1.49 were up 12.0% from the $1.33 in the comparable period last year. Diluted earnings per share of $1.46 for the first six months of 2001 were higher than the $1.33 year to date June 30, 2000.

"It is extremely gratifying to once again post such strong earnings for our company," said Walter E. Daller Jr., President and CEO of HNC, "especially considering the slow down in our national economy and the weaker earnings announced in other market sectors. The management teams and staff at our three banking subsidiaries are to be commended for an excellent job, sticking to the basics and keeping costs down." Daller added, "Of particular significance this quarter was total assets passing the $2 billion mark for the first time in our company's history. We closed June 30 at $2,055,225,000. It was only 1996 when HNC passed the $1 billion mark for the first time."

Total loans at June 30, 2001, of $1,277,990,000 were 8.7% higher than the June 30, 2000, balance of $1,175,347,000. Non-performing assets, including nonaccrual loans, restructured loans and other real estate owned was .3% of total assets at both June 30, 2001, and June 30, 2000. Loans 90 days past due at June 30, 2001, of $475,000 improved significantly from the June 30, 2000, level of $1,172,000.

Providing real life financial solutions, Harleysville National Corporation (HNC) has assets in excess of $2 billion and operates 38 banking offices in 9 counties throughout Eastern Pennsylvania through its three subsidiary banks - Harleysville National Bank and Trust Company, Citizens National Bank and Security National Bank. Investment Management and Trust Services are provided throughout the company by Harleysville National Bank and Trust Company. Harleysville National Corporation's stock is traded in the over-the-counter market under the symbol "HNBC" and commonly quoted under NASDAQ National Market Issues.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.

 2nd qtr 2001
HARLEYSVILLE NATIONAL CORPORATION

	Six months ended June 30
(Dollars in thousands,
except per share data)	2001	2000
INCOME:
Net interest income	$69,046	$63,766
Net interest income after
provision for loan losses	33,600	32,004
Other operating income	9,313	5,511
Other operating expenses	25,705	22,576
Net income	13,652	12,352

Weighted average number
of common shares:
Basic	9,172,619	9,275,758
Diluted	9,354,638	9,286,350

PER SHARE:
Net income:
Basic	1.49	1.33
Diluted	1.46	1.33

Cash dividends paid	0.60	0.53

Book value	19.71	17.20

PERIOD-END BALANCES:
Total assets	$2,055,225	$1,853,030
Loans	1,277,990	1,175,347
Allowance for loan losses	14,708	15,248
Deposits	1,602,851	1,443,134
Shareholders' equity	179,952	152,045

SELECTED RATIOS:
Return on average assets	1.38%	1.37%
Return on average shareholders' equity	15.45%	16.65%
Primary capital ratio	9.34%	8.87%

HARLEYSVILLE NATIONAL CORPORATION

	Three months ended June 30
(Dollars in thousands,
except per share data)	2001	2000
INCOME:
Net interest income	$34,537	$32,343
Net interest income after
provision for loan losses	17,096	16,167
Other operating income	5,121	2,857
Other operating expenses	13,240	11,647
Net income	7,121	6,307

Weighted average number
of common shares:
Basic	9,139,800	9,276,153
Diluted	9,321,820	9,286,745

PER SHARE:
Net income:
Basic	0.78	0.68
Diluted	0.76	0.68

Cash dividends paid	0.30	0.27

SELECTED RATIOS:
Return on average assets	1.42%	1.39%
Return on average shareholders' equity	16.00%	16.93%